Certain information has been excluded from this exhibit because it is both (i) not material, and (ii) the type that the registrant treats as private or confidential. [***] indicates that information has been redacted.
SentinelOne, Inc.
Confidential Separation and Release Agreement
This Separation and Release Agreement (“Agreement”) is made as of October 4, 2022 by and between Sentinel One, Inc., (“Company”), and Nicholas Warner (“Employee”).
WHEREAS, the Company and the Employee have mutually decided to end the Employee’s employment with the Company as of the Termination Date of November 7, 2022;
WHEREAS, the Company and the Employee wish to specify the terms upon which the Employee will receive compensation to which the Employee is not otherwise entitled, and, in connection therewith, the Employee will agree to release the Company from any claims arising from or related to the employment relationship between the Company and the Employee;
NOW THEREFORE, in consideration of the mutual promises made herein, the Company and the Employee (together, the “Parties”) hereby agree as follows:
1)Termination of Employment. The Employee’s last day of employment with the Company will be November 7, 2022 (“Termination Date”).
a)Upon the Termination Date, the Employee’s access to Company systems will be restricted pursuant to the Company’s standard practices for terminating employees; provided, however, that, in the event that Employee transitions to a consulting arrangement with the Company pursuant to Section 3(d) below, the Employee’s access to incoming/outgoing Company email will be maintained as needed to accommodate such consulting services.
b)Prior to the Termination Date, the Employee and the Company shall cooperate in good faith regarding the Company’s external and internal messaging plans relating to the Employee’s termination of employment with the Company.
c)For the avoidance of doubt, the Employee’s cessation of employment on the Termination Date is intended to constitute a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986 (as amended), and the parties shall take all actions necessary in order to effectuate that intent.
2)Consideration; Expenses. Through the Termination Date, the Employee will continue to be paid the Employee’s current base salary and all other compensation and benefits the Employee is currently entitled to as an employee, including but not limited to vacation accrual, health and dental insurance, and life insurance, subject to standard payroll deductions and tax withholding, in accordance with the Company’s regular payroll schedule. The Employee shall also through the Termination Date retain all rights associated with the Employee’s Company stock options and restricted stock units and shall continue to vest in the Employee’s Company stock options and restricted stock units and shall remain eligible to exercise his vested stock options. On the Termination Date or as soon thereafter as required by law, the Company shall pay the Employee all unused vacation and wages accrued through the Termination Date, subject to standard payroll deductions and tax withholding.
a)Although the Company is not otherwise obligated to do so, provided that (i) the Employee signs this Agreement and returns it to the Company as contemplated by Section 5(g) below, the Company will pay the Employee an amount equal to six months of the Employee’s current base salary (less all applicable required withholdings and deductions) on the first regularly scheduled payroll date after the Termination Date or the Effective Date in Section 5(g), whichever is later (“Severance Payment”).

b)The Employee’s right for coverage under the Company’s group health insurance will terminate on the Termination Date. The Employee will receive information about the Employee’s right to continue group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) soon after the Termination Date. In order to continue coverage, the Employee must file the required election form. Although the Company is not otherwise obligated to do so, provided the Employee signs this Agreement and elects to continue group health coverage, the Company will pay the monthly premium under COBRA for the Employee and, if applicable, the Employee’s dependents (“Benefit Payments”) until the earliest of (i) the end of the period six months following the month in which the Termination Date occurs, (ii) the expiration of the Employee’s continuation coverage under COBRA, or (iii) the date when the Employee becomes eligible for health insurance in connection with new employment (for eligibility and participation in COBRA and any other coverages following the Benefit Termination Date please contact [***]). The Employee agrees to notify the Company immediately upon commencing other employment that provides health insurance. Without limiting any other obligation of the Employee hereunder, the Employee’s right to receive any and all Benefit Payments shall be conditioned upon the Employee’s continued compliance with the terms and conditions of this Agreement.
c)The Employee shall submit for payment all expenses to be reimbursed by the Company in accordance with the Company’s expense reimbursement policies no later than the Termination Date.
d)The Company and the Employee anticipate that the Employee will provide limited services to the Company beginning immediately after the Termination Date pursuant to the Consulting Services Agreement attached hereto as Exhibit A. The Company acknowledges that the sole consideration under the Consulting Services Agreement will be the continued vesting of the Employee’s stock options and restricted stock during the period in which the Employee provides services as a consultant. The Company represents and warrants that the termination of the Employee’s employment effective as of the Termination Date shall not constitute a “Termination of Service” or a cessation of “Service” as those terms are used in the Company’s equity plans, and therefore so long as the Employee continues to provide limited services to the Company under the Consulting Agreement, Employee shall retain all rights associated with the Employee’s Company stock options and restricted stock units and shall continue to vest in the Employee’s Company stock options and restricted stock units and shall remain eligible to exercise his vested stock options. Any unvested stock options and unvested restricted stock units will be terminated when the Employee ceases to provide services to the Company (either following the expiration of the Consulting Services Agreement or due to any failure to transition into a consulting position pursuant to the Consulting Services Agreement), and as approved by the Company’s board of directors, the Employee will thereafter have twelve (12) months to exercise any Company stock options that are vested at such time.
e)As approved by the Company’s board of directors under the Company’s insider trading policy (the “Policy”), the Employee will not be deemed to be an “insider” or “Designated Insider” under, or otherwise subject to, the Policy as a result of providing services under the Consulting Services Agreement, and therefore the Company hereby acknowledges and agrees that from and after the Termination Date, the Employee will no longer be subject to the Policy, except that the Employee agrees that he will not trade shares of the Company’s common stock before the close of trading on the next full trading day following the Company’s public release of financial results for the quarter ending October 31, 2022, other than pursuant to the Employee’s Rule 10b5-1 Plan in effect as of the date of this Agreement. For avoidance of doubt, and except as expressly provided in the immediately preceding sentence, the Employee will not be subject to any policy or contractual restrictions on the Employee’s ability to trade shares of Company common stock from (but not including) the Termination Date; notwithstanding the foregoing, the Employee acknowledges and agrees that all trading activities undertaken by the Employee will continue to be required to be conducted in accordance with all applicable laws, including, without limitation, any such applicable laws relating to trading while in possession of material non-public information and any trading restrictions under Rule 144.

f)From and after the date of this Agreement, the Company will use reasonable efforts not to, and will instruct its Section 16 Officers (as defined in the Policy) and all Senior Vice Presidents not to, share with the Employee, or provide the Employee with access to, any information that could reasonably be deemed to be MNPI (as defined in the Policy). Without limiting the scope of the immediately preceding sentence, the Company shall remove the Employee from its internal EStaff email distribution list.
3)Confidentiality
a)The Parties agree that the existence of, reasons for, and terms of the Agreement shall be held by them in strictest confidence and will not be disclosed by them, directly or indirectly, to any person or entity. Notwithstanding the foregoing, the Parties agree that they may disclose the terms of this Agreement to their employees, attorneys, accountants, and financial advisers, and to any governmental entities including a Government Agency (defined below) and insurer, who have a reasonable need to know of such information or as necessary to enforce such Party’s rights under this Agreement; provided that in each case, the disclosing Party uses best efforts to ensure that the third party to whom such disclosure is made agrees to maintain the confidentiality of such information.
b)Except for such items as the Employee is authorized in writing by the Company’s Chief Executive Officer to retain, the Employee represents, warrants and covenants that the Employee has returned as of the Termination Date, or within two (2) business day of the Termination Date shall return, to the Company all of the Company’s property, equipment and all materials (including all copies thereof, whether or not in tangible form) and confidential and proprietary information of the Company in the Employee’s possession and/or sole control. If the Employee has used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary information, the Employee shall provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such information from those systems on or prior to the Termination Date (or such earlier date requested by the Company).
c)As part of this Agreement and in accordance with the Confidentiality Agreement (defined below), concurrent with the execution of this Agreement the Employee shall execute the Termination Certification attached herein and marked as Exhibit B.
4)Waiver of Severance Agreement. The Employee agrees and understands that the Employee’s termination of employment does not result in either a Qualifying Termination or a CIC Qualifying Termination (each, as defined in that certain Change in Control and Severance Agreement, by and between the Employee and the Company, dated June 19, 2021 (the “Severance Agreement”)). By the Employee’s signature below, the Employee expressly waives any and all entitlements pursuant to the Severance Agreement following the Termination Date and agrees that the Severance Agreement shall be terminated as of the Termination Date.
5)Acknowledgment and Release of Claims including Age Discrimination In Employment Act (“ADEA”) Waiver
a)The Employee agrees and understands that notwithstanding the receipt of the Severance Payments and Benefit Payments (if any) under this Agreement, the Employee’s participation in all benefits and incidents of employment shall cease on the Termination Date. The Employee also acknowledges that except as expressly provided in this Agreement or as otherwise required by law, the Employee will not have earned and will not receive from the Company any additional compensation as a result of the Employee’s employment with the Company (including base salary, bonus, incentive compensation, equity, or vacation/PTO accrual), severance, or benefits after the Termination Date.
b)The Employee acknowledges and represents that the Employee has not suffered any discrimination, harassment or retaliation by any of the Releasees on account of the Employee’s race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition or any other characteristic protected by law. The Employee acknowledges and represents that the Employee has not been denied any leave, benefits or rights to which the Employee may have been entitled under the FMLA, CFRA or any other federal or state law, and that the Employee has not suffered any job-related wrongs or injuries for which the Employee might still be entitled to compensation or relief. The Employee certifies that the Employee has not failed to report any work-related injuries or illnesses arising out of or in the course and scope of the Employee’s employment with the Company.
c)The Employee, on behalf of the Employee and his/her dependents, heirs, executors, agents, principals, partners, representatives, attorneys, administrators, assigns and transferees, as applicable parties, does hereby fully and forever release, discharge and free the Company, its officers, directors, employees, investors, shareholders, predecessors, successors, subsidiaries, parent company and their respective successors and assigns (the “Released Parties”) of and from any claim, duty, demand, liability, obligation or cause of action (collectively, “Claims”), and agrees not to sue any of the Released Parties concerning any matters of any kind, character or nature whatsoever, whether at law or in equity, now existing or heretofore ever having existed, whether currently known or unknown, suspected or unsuspected, arising from any acts, omissions or facts that have occurred up until and including the Termination Date, including, without limitation, any and all Claims relating to or arising from the Employee’s involvement or employment relationship with the Company, the termination of that relationship and status, federal, state or local laws prohibiting discrimination in employment, or the Employee’s ownership of securities of the Company.
d)The Employee acknowledges that he/she may have Claims against the Released Parties relating to the foregoing subject matter of which, at the time of execution of this Agreement, the Employee has no knowledge, and the Employee acknowledges and expressly agrees that this Agreement is specifically intended to and does extend to any and all such Claims, whether or not known, claimed or suspected. Accordingly, the Employee hereby waives as to the Released Parties the benefits of Section 1542 of the California Civil Code (or any analogous law of any other state), which provides as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing a release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
e)The Employee expressly acknowledges and agrees that this waiver and release includes (without limitation) any and all rights or Claims the Employee may have or claim to have arising under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the California Labor Code, the Americans With Disabilities Act, the Age Discrimination and Employment Act, as amended, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the National Labor Relations Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, as amended, claims or demands related to base pay, salary, bonuses, commissions, stock, stock options, stock-based compensation or any other ownership interests in the Company, vacation/paid time off, fringe benefits, expense reimbursements, severance pay or any other form of compensation, attorneys’ fees or costs, claims of wrongful termination under any law or regulation, constructive discharge, breach of contract claims, breach of any implied covenant of good faith and fair dealing, privacy violations, fraud claims, claims alleging infliction of emotional distress, all other laws and regulation relating to employment, and/or any other applicable statute or provision. The Employee expressly acknowledges and agrees that the Claims released pursuant to this Agreement include all claims against individual directors, officers, shareholders and the employees of the Company and its affiliated companies, and that any and all such claims are hereby settled, compromised, released and discharged by this Agreement. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement or any claim to indemnification under Section 2802 of the California Labor Code, any right Employee has to file or pursue a claim for workers’ compensation or unemployment insurance, or any rights which are not waivable as a matter of law. Notwithstanding the foregoing, the Company agrees to maintain any and all indemnification agreements applicable to Employee with respect to any matters arising out of the Employee’s prior service to the Company and the indemnification agreement applicable to Employee’s prior service to a predecessor employer (and including any matters expressly agreed to be subject to indemnification pursuant to any agreements by and between the Employee and the Company), provided that the Company may make immaterial amendments to such agreements that are general to all Company indemnification agreements and do not materially impact the Employee disparately from other indemnitees.
f)Notwithstanding the above, Employee understands that this Agreement does not limit the Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”), except that the Employee acknowledges and agrees and hereby waives the Employee’s right to any monetary benefits in connection with any such claim, charge or proceeding before the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or any analogous federal, state or other government agency, to the extent allowed by applicable law. The Employee further understands that this Agreement does not limit the Employee’s ability to communicate with, or otherwise participate in any investigation or proceeding that may be conducted by, a Government Agency. Notwithstanding anything to the contrary herein, this Agreement does not limit the Employee’s right to receive a statutory award for information provided to the Securities and Exchange Commission.
g)ADEA Waiver. The Employee acknowledges that the Employee is knowingly and voluntarily waiving and releasing any rights the Employee may now have or have had under the Age Discrimination and Employment Act (“ADEA”), as amended. The Employee also acknowledges that the consideration given for the waiver and release herein is in addition to anything of value to which the Employee was already entitled. The Employee further acknowledges that the Employee has been advised by this writing, as required by the ADEA, that: (i) the Employee’s waiver and release does not apply to any rights or claims that may arise after the Employee’s execution of this Agreement; (ii) the Employee has the right to consult with an attorney prior to executing this Agreement; (iii) the Employee has twenty one (21) days from the date of this Agreement to execute this Agreement (though the Employee is free to execute this Agreement before the twenty first (21st) day); (iv) the Employee has seven (7) days following the Employee’s execution of this Agreement to revoke the Agreement, provided the Employee has sent a letter to [***] stating that the Employee is revoking it no later than 5 p.m. PST by the seventh (7th) day; (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by the Employee, provided that the Company has also executed this Agreement by that date (“Effective Date”); and (vi) this Agreement does not affect the Employee’s ability to test the knowing and voluntary nature of this Agreement.
6)Remaining Obligations. Notwithstanding the foregoing, the provisions of Section 5 above shall not restrict or limit in any way the liability or obligations of the Employee from the Employee’s continuing obligations under Section 3 or Section 12 hereof, or any other obligation not to use or disclose confidential, trade secret, or proprietary information of the Company.
7)Injunctive Relief. In view of the nature of the right and goodwill, business reputation and prospects of the Company to be protected under Sections 3, 5, 8, 12 and 13 of this Agreement, the Employee understands and agrees that the Company could not be reasonably or adequately compensated in damages in an action at law for the Employee’s breach of his obligations thereunder. Accordingly, the Employee specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of Sections 3, 5, 8, 12, and 13 of this Agreement, and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

8)Non-Disparagement. In consideration of the agreements among the parties detailed herein, the Employee agrees not to disparage any of the Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement in any form and using any medium; in consideration of the foregoing, the Company agrees to instruct the members of its board of directors and its officers not to disparage the Employee. Provided, however, that nothing in this section shall prohibit any party from complying with and giving truthful testimony in response to any lawful subpoena or court order or taking any other actions affirmatively authorized by law.
9)Non-Competition. As used in this Agreement, the term “Expiration Date” means the twelve-month anniversary of the Termination Date. Through the Expiration Date, the Employee will not engage in competition with the Company. For purposes of this Section, “engage in competition” means entering into the employ of, or rendering any services to, a competitor of the Company where the Employee is performing or rendering the same or similar services to the services Employee performed during the Employee’s relationship with the Company, whether in the capacity of principal, agent, partner, officer, director, employee, consultant, independent contractor or the like. For purposes of this Agreement, “competitor of the Company” shall mean (and be limited to) [***], [***], [***], [***], [***], [***], [***], [***], [***], [***], [***], [***], [***], [***] and [***]. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from (x) owning bonds, non-voting preferred stock or less than two percent (2%) of the outstanding common stock of any competitor of the Company (or the holding company thereof); (y) serving on the board of directors of or providing employment, consulting or advisory services to a business that is not a Competing Business; or (z) investing as a general or limited partner (or the equivalent) in any venture capital fund, private equity fund or other pooled investment vehicle.
10)Solicitation of Employees. To the fullest extent permitted under applicable law, the Employee agrees that through the Expiration Date, the Employee will not solicit any of the Company’s employees who hold a position uniquely essential to the management, organization, or service of the business to leave their employment at the Company. The Company and the Employee agree that this Section 10 supersedes the Employee’s obligations under Section 5 of the Confidentiality Agreement. This Section 10 shall not prohibit solicitations for employment by means of a general advertisement (e.g., newspaper, website or the equivalent) that is not targeted specifically at one or more employees of the Company.
11)Solicitation of Customers. To the fullest extent permitted under applicable law, the Employee agrees that through the Expiration Date, the Employee will not solicit, or attempt to solicit, any customer of the Company for the purpose of selling products or performing services which are substantially similar in nature to, such that they actually compete with, the Company. The prohibitions in this Section apply regardless of who initiates the contact. The Employee agrees that nothing in this Section shall affect the Employee’s continuing obligations under the Confidentiality Agreement.
12)Proprietary Information and Inventions Agreement. The Employee acknowledges and agrees that the terms of the Proprietary Information and Inventions Agreement (“Confidentiality Agreement”) signed by the Employee at the start of employment shall remain in full force and effect, a copy of which is attached as Exhibit C and incorporated by reference, and that this Agreement does not modify or impact such Confidentiality Agreement or your obligations under such agreement in any way, other than as set forth in Section 10 herein. The Employee understands and agrees that the Company’s proprietary information as defined in the Confidentiality Agreement belongs exclusively to the Company, and that the confidential information of the Company’s customers or of other organizations with which the Company does business remains their exclusive property. The Employee further agrees not to use or disclose any such information, whether for the Employee’s benefit or for the benefit of another, and that the Employee will hold and treat such information as confidential, unless the Employee has specific prior written authorization from the Company to disclose it.
13)Indemnification. Without limiting the scope of the last sentence of Section 5(e) of this Agreement, the Company shall defend, indemnify and hold harmless the Employee from and against any and all claims, liabilities, causes of action, damages and reasonable legal fees and costs incurred by Employee as a result of any third party claim against the Employee or the Company relating to the Employee’s services to the Company as an employee or consultant as provided in the Company’s standard Indemnity Agreement referenced here: https://www.sec.gov/Archives/edgar/data/1583708/000162828021011624/exhibit101-sxl.htm.
14)General
a)Entire Agreement. This Agreement, including any Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between the Employee and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained or referenced specifically herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both the Employee and a duly authorized officer of the Company.
b)Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice-of-law rules, of the State of Massachusetts applicable to agreements made and to be performed entirely within such state.
c)Assignment. This Agreement, and the Employee’s rights and obligations hereunder, are personal in nature and accordingly may not be assigned by the Employee. The Company may assign this Agreement and its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise. In such event, the term “Company,” as used in this Agreement, shall mean the Company as defined above and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Agreement.
d)Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the Parties. Execution of a facsimile copy, electronic signature or PDF will have the same force and effect as execution of an original, and a facsimile signature, electronic signature or PDF signature will be deemed an original and valid signature.
e)Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the provision shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement, which thereafter shall be construed so as to continue to effect the purposes hereof, provided, however, that in such event the Parties agree to negotiate substitute valid and enforceable provisions which carry out, so far as reasonably possible, the Parties’ original intent in entering into this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below.

/s/ Nicholas Warner	October 7, 2022
Nicholas Warner	Date
[***]

October 10, 2022
Sentinel One, Inc.	Date

By: /s/ Keenan Conder

Title: Chief Legal Officer
444 Castro Street
Suite 400
Mountain View, CA 94041

Exhibit A
Consulting Services Agreement

Exhibit B
Sentinel One, Inc. Termination Certification
This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, any other documents or property, or reproductions of any and all aforementioned items belonging to Sentinel One, Inc. (the “Company”). Notwithstanding the foregoing, I understand that I may keep a copy of the Employee Handbook and personnel records relating to me if previously provided.
I further certify that I have complied with all the terms of the Company’s Propriety Information & and Inventions Agreement (the “Confidentiality Agreement”) signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others), as covered by that Agreement.
I understand that pursuant to the Confidentiality Agreement, and subject to its Protected Activity exclusion, I am obligated to preserve, as confidential, all Company Confidential Information and Associated Third Party Confidential Information, including trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants, or licensees.

Date: October 7, 2022

/s/ Nicholas Warner
Signature

Nicholas Warner
Name of Employee (typed or printed)

Address for Notifications:	[***]

Exhibit C
Reference is made to the Proprietary Information and Inventions Agreement signed by Nicholas Warner on May 12, 2017, a copy of which has been provided to Employee in conjunction with this Agreement